Exhibit (a)(5)(P)

Nano Dimension Highlights Leadership Strength and Record of Driving

Value Creation for Shareholders

8 Ex-CEOs & Founders With Approximately 30 CEO/President/Chairman Positions Over 30 Years

Nano Leadership Team Poised to Drive Growth and Operating Excellence Across Stratasys and Nano

To Learn More About Nano’s Vision for Stratasys, As Well As

Details of Its Special Tender Offer for SSYS Shares, visit www.StratasysValueNow.com

Stratasys Shareholders Have Until 11:59 p.m. EDT on June 26th, 2023, to Tender SSYS Shares to Nano

Contact Georgeson Toll-Free at (877) 668-1646 for Information on How to Tender

Waltham, Massachusetts, June 21st, 2023 (GLOBE NEWSWIRE) -- Nano Dimension Ltd. (Nasdaq: NNDM, “Nano Dimension” or the “Company”), a leading supplier of Additively Manufactured Electronics (“AME”) and multi-dimensional polymer, metal & ceramic Additive Manufacturing (“AM”) 3D printers, highlighted today the strength of its leadership team’s vision and experience, which includes eight former CEOs and founders, as well as leaders who have held a combined approximately 30 positions as CEOs, Presidents, General Managers and/or Chairmen over the last 30 years.

The management team represents a deep bench of top-caliber leadership with a long track record of driving value creation through over 80 M&A transactions, further highlighting why Nano Dimension is the right partner for Stratasys Ltd. (Nasdaq: SSYS) (“Stratasys”).

Nano Dimension has the right offer, the right plan, and the right leadership to deliver value to Stratasys shareholders;

●	Nano’s $18 per share all-cash special tender offer delivers to Stratasys shareholders near-term, GUARANTEED cash value at a compelling premium. The successful completion of the special tender offer would increase Nano Dimension’s beneficial ownership of Stratasys to between 53% and 55% of the outstanding ordinary shares of Stratasys, inclusive of the approximately 14.1% of Stratasys’ outstanding ordinary shares that Nano Dimension currently owns.

●	Nano’s increased ownership, combined with its plans to replace the majority of Stratasys’ entrenched Board of Directors, provides a clear path to fix Stratasys, by driving improved profitability and preventing the ill-conceived and dilutive transaction with Desktop Metal Inc. (NYSE:DM) (“DM”) that presents significant uncertainty and tremendous risk of depletion of all cash, as both Stratasys and DM continue to lose cash on a quarterly basis.

Nano is confident that its seasoned management team and strong growth strategy will deliver long-term value to Stratasys shareholders.

Nano’s leadership team includes eight former CEOs and founders, as well as leaders who have held approximately 30 positions as CEO, President, General Manager and/or Chairman over the last 30 years. These leaders have extensive management expertise and a proven track record of successfully growing technology companies and driving value creation. Of particular note:

●	Nano’s Chairman and CEO, Yoav Stern, has built and led over 6 companies, most of them U.S. public companies, some of which he has grown from single-digit million-dollar revenue companies, to companies generating hundreds of millions of dollars in annual revenue through both organic and inorganic growth strategies. In addition, Mr. Stern has also generated exits for investors at a ROI ranging from 2-3 times the initial investment over 1-2 years.

●	Nano’s President, Zivi Nedivi, has served as the CEO of 5 companies and founder of 2 others, including U.S. and foreign companies, public and private. As CEO of an aviation supply chain company, Mr. Nedivi oversaw revenue growth from $8 million to $300 million in a five-year period, including nine acquisitions. As COO of a medical laser company, Mr. Nedivi managed thousands of employees across five continents.

●	Nano’s Chief Product Officer & Head of M&A, Hanan Gino, has served as CEO of a multimillion-dollar cybersecurity company and as the head of the commercial divisions of an $800 million electronics optical inspection business. Mr. Gino also brings prodigious experience in robotics, artificial intelligence, and automation.

●	Nano’s President of Americas, Dale Baker, has led 5 companies, 3 of them public, and oversaw the growth of hundreds of millions of dollars in revenue, in addition to spending many years as a senior executive at General Electric.

The Nano team’s wealth of leadership experience has allowed the Company to maintain innovative and nimble operations, and is poised to drive growth and operational excellence, specifically focusing on Stratasys, as it is expected to become the main business asset of Nano Dimension.

Nano’s management has successfully integrated 6 companies in 18 months and harnessed M&A synergies to drive value and growth in revenue, gross margins, and profits, in addition to organic growth initiatives:

●	Through seamless integration, Nano’s team of best-in-class executives and managers has consistently unlocked the potential of acquired companies by leveraging its strategic footprint and platform.

●	Overall, companies acquired by Nano have outgrown and outpaced peers in the Additive Manufacturing Industry.

Nano’s ambitious and focused M&A strategy, combined with strong organic growth, are expected to continue to drive future value creation:

●	Nano’s management was decisive and forward-thinking, taking advantage of the low cost of capital and strong market appetite to raise $1.5 billion in equity financing and subsequently maintain acquisition discipline, while preserving approximately $1.1 billion of cash, bank deposits, and investment in securities as long as prices of acquisitions in the market were grossly overvalued during 2021-2022.

●	Nano has the cash firepower to continue to build its business – unlike any of its peers – and is executing on a multi-pronged and synergistic growth strategy buoyed by its strong fundamentals.

●	Nano continues to see significant opportunities ahead and is ideally positioned to act as a consolidator in the highly fragmented market landscape with numerous attractive potential targets.

●	Nano’s revenue is expected to continue to increase, having more than tripled from 2020 to 2021, and grown more than 12x in 2022 compared to 2020 – proof of the success of Nano’s “buy and build” platform scaling strategy.

●	Nano grew revenue organically 37% quarter-over-quarter Q1 2023 compared to Q1 2022.

●	Nano’s differentiated technology offerings are supported by next-generation digital manufacturing and AM technologies. The Company’s fast adoption of groundbreaking Deep Learning and AI technologies led by Nano’s DeepCube division are gradually installed in Nano’s 3D Printing Machines, in addition to seeing strong demand from industrial customers keen to install it in their own machines. Hence, Nano is investing resources to support this business and position it to succeed as a new, standalone division independently generating revenue.

LEARN MORE ABOUT NANO DIMENSION, ITS STRATEGY AND VISION, INCLUDING ITS SPECIAL TENDER OFFER FOR STRATASYS AT WWW.STRATASYSVALUENOW.COM

FOR INFORMATION ON HOW TO TENDER STRATASYS SHARES, CALL GEORGESON, THE INFORMATION AGENT FOR THE SPECIAL TENDER OFFER, TOLL-FREE AT
(877) 668-1646

Important Information About the Special Tender Offer

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Stratasys or any other securities, nor is it a substitute for the tender offer materials described herein. A tender offer statement on Schedule TO, including an offer to purchase, a related letter of transmittal and other tender offer documents, was filed with the SEC by Nano Dimension on May 25, 2023, as subsequently amended. Stratasys filed with the SEC a solicitation/recommendation statement on Schedule 14D-9, as required by the tender offer rules, on May 30, 2023, as subsequently amended.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the offer to purchase, the related letter of transmittal, certain other tender offer documents and the solicitation/recommendation Statement and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Georgeson LLC, the information agent for the tender offer, named in the tender offer statement. In addition, Stratasys files annual reports, interim financial statements and other information, and Nano Dimension files annual reports, interim financial statements and other information with the SEC, which are available to the public at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Stratasys may be obtained at no charge on the investor relations page of Stratasys’ website at www.stratasys.com. Copies of the documents filed with the SEC by Nano Dimension may be obtained at no charge on the investor relations page of Nano Dimension’s website at www.nano-di.com.

About Nano Dimension

Nano Dimension’s (Nasdaq: NNDM) vision is to transform existing electronics and mechanical manufacturing into Industry 4.0 environmentally friendly & economically efficient precision additive electronics and manufacturing – by delivering solutions that convert digital designs to electronic or mechanical devices - on demand, anytime, anywhere.

Nano Dimension’s strategy is driven by the application of deep learning-based AI to drive improvements in manufacturing capabilities by using self-learning & self-improving systems, along with the management of a distributed manufacturing network via the cloud.

Nano Dimension serves over 2,000 customers across vertical target markets such as aerospace & defense, advanced automotive, high-tech industrial, specialty medical technology, R&D and academia. The company designs and makes Additive Electronics and Additive Manufacturing 3D printing machines and consumable materials. Additive Electronics are manufacturing machines that enable the design and development of High-Performance-Electronic-Devices (Hi-PED®s). Additive Manufacturing includes manufacturing solutions for production of metal, ceramic, and specialty polymers-based applications - from millimeters to several centimeters in size with micron precision.

Through the integration of its portfolio of products, Nano Dimension is offering the advantages of rapid prototyping, high-mix-low-volume production, IP security, minimal environmental footprint, and design-for-manufacturing capabilities, which is all unleashed with the limitless possibilities of additive manufacturing.

For more information, please visit www.nano-di.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions or variations of such words are intended to identify forward-looking statements. For example, Nano Dimension is using forward-looking statements in this press release when it discusses the objectives and outlook for Nano Dimension’s business, the experience and track record of Nano Dimension’s leadership team, the success and profitability of Nano Dimension’s products and business, Nano Dimension’s potential M&A strategies, the potential benefits and advantages of the special tender offer, the expiration time and date for the special tender offer, the potential for growth and value creation opportunities as a result of the special tender offer and the integration of Stratasys and the Company, and the comparative benefits of the Company’s tender offer weighed against the anticipated outcomes of the alternative transaction between Stratasys and Desktop Metal. Because such statements deal with future events and are based on Nano Dimension’s current expectations, they are subject to various risks and uncertainties. The completion of the special tender offer would be subject to certain conditions as described in the tender offer materials, including the offer to purchase, a related letter of transmittal and other tender offer documents. Actual results, performance, or achievements of Nano Dimension could differ materially from those described in or implied by the statements in this press release. The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including those discussed under the heading “Risk Factors” in Nano Dimension’s annual report on Form 20-F filed with the SEC on March 30, 2023, and in any subsequent filings with the SEC. Except as otherwise required by law, Nano Dimension undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Nano Dimension is not responsible for the contents of third-party websites.

NANO DIMENSION INVESTOR RELATIONS CONTACT
Investor Relations | ir@nano-di.com

NANO DIMENSION MEDIA CONTACTS
Kal Goldberg / Bryan Locke / Kelsey Markovich | NanoDimension@fgsglobal.com

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